Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Fourth Quarter and Full Year 2014 Results

OKLAHOMA CITY - March 10, 2015 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $18.2 million for the fourth quarter of 2014 as compared to $15.3 million for the same period in 2013, an increase of $2.9 million or 18.9%. Adjusted EBITDA for the twelve months ended December 31, 2014 was $66.6 million as compared to adjusted EBITDA of $73.7 million for the year ended December 31, 2013, a decrease of $7.1 million or 9.6%. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $8.8 million on total revenues from continuing operations of $46.0 million for the three months ended December 31, 2014, compared to net income of $5.3 million on total revenues from continuing operations of $49.8 million for the three months ended December 31, 2013.  For the twelve months ended December 31, 2014, the Partnership reported net income of $27.6 million on total revenues from continuing operations of $186.6 million, compared to net income of $28.0 million on total revenues from continuing operations of $194.7 million for the twelve months ended December 31, 2013.  Net income for the twelve months ended December 31, 2013 included asset impairment charges of $6.4 million related to discontinued operations.

BKEP’s distributable cash flow for the three months ended December 31, 2014 was $14.4 million as compared to $11.7 million for the same period in 2013. Distributable cash flow for the twelve months ended December 31, 2014 was $51.1 million as compared to $49.7 million for the same period in 2013. Distributable cash flow is explained in the section of this release entitled "Non-GAAP Financial Measures.”

The Partnership previously announced a fourth quarter 2014 cash distribution of $0.1365 per common unit, a 1.5% increase over the previous quarter’s distribution and a 7.9% increase over the fourth quarter of 2013's distribution, and a $0.17875 distribution per preferred unit, which were paid on February 13, 2015. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, to be filed with the Securities and Exchange Commission on March 11, 2015.

Comments from BKEP’s CEO, Mark Hurley

“We ended 2014 on a positive note with adjusted EBITDA up 18.9% for the fourth quarter over the same period in 2013. Furthermore, we met our key strategic goals for the year, as volume growth and efficiency gains, combined with long-term fee-based contracts, position us to successfully navigate through a protracted period of low commodity prices. Our objective to grow our pipeline services business is producing favorable results underscored by an operating margin increase of 51% year over year. Our Oklahoma pipeline system continues to run at or near capacity due to the investment we made in the southern Oklahoma Arbuckle pipeline, where production volumes in the Woodford Shale remain steady. As we mentioned in the prior quarter, we are seeing favorable volume increases and positive financial results from our West Texas Pecos River Pipeline system, particularly since phase two came online October 1st. We expect volumes to rise at a steady clip through the end of this year. Our asphalt business continues to deliver solid results, with revenue again rising in 2014. Since the asphalt industry tends to benefit from lower crude oil prices, we expect asphalt services customers to acquire and store additional product as asphalt prices tend to track crude oil prices. We also anticipate that budget-conscious municipalities will purchase more product due to its lower price.  As a result, we expect increased product throughput at our facilities in the near term, which may ultimately increase revenues generated by this operating segment.”
“Though weak supply/demand fundamentals in the Cushing crude oil storage market dragged on profits early in 2014, we are now seeing significant recovery in this segment. Demand for storage is up considerably due to the contango in the forward crude oil price curve, a condition in which future prices are higher than current prices and a premium is placed on storing product and selling at a later time. The current market environment enables us to renew expiring contracts at higher rates and, as a result, we expect the performance of this segment to improve over the rest of the year.”
“Trucking volumes remained constant for the year ended December 31, 2014 compared to a year earlier. However, an increase in the number of pipeline-connected barrels, timing of production and a decrease in the average hauling distance impacted this segment of our business.”
“In August 2014, we announced the 160-mile, 16-inch diameter Knight Warrior pipeline to serve the growing Eaglebine/Woodbine crude oil production area in east Texas. Once complete, the Knight Warrior pipeline will provide customers an efficient way to transport product safely, securely and reliably and at an economic price to Gulf Coast refineries. Multiple long-term shipper commitments, one of which is a transportation agreement with a joint venture between Vitol, a diversified multinational energy company that owns 50% of BKEP’s general partner, and SEI Energy, LLC, a natural gas and crude oil marketer/producer services company, provide strong backing for the $300-million project. This transformational project is on track for a second quarter 2016 startup, and we are pursuing additional commitments for it. There is strong demand from Gulf Coast refineries for the high-quality crude produced in the Eaglebine/Woodbine play, which bodes well for the long-term prospects of this pipeline project. In addition to Knight Warrior, we are exploring possible projects in west Texas and southern Oklahoma while we also pursue growth opportunities in our asphalt business segment.”
“We finished 2014 with distributable cash flow of $51.1 million, an increase of $1.4 million, or 2.9%, over 2013. In addition, our common unit distribution increased to $0.1365 for the quarter, marking the tenth consecutive quarterly increase for the partnership and representing an increase of 7.9% over the fourth quarter of 2013. The distributions reflect the confidence we have in our ability to deliver value to our unitholders through the execution of our business strategies. The impact of our business diversification was pronounced this quarter with our storage and asphalt segments benefiting from the low-priced commodity environment while our other segments, transportation and pipeline services, remained steady.”

Results of Operations

The following table summarizes the financial results for the three and twelve months ended December 31, 2013 and 2014 (in thousands except per unit data):

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014

Service revenue:
Third party revenue	$37,414	35,904	$142,916	$143,838
Related party revenue	12,374	10,125	51,755	42,788
Total revenue	49,788	46,029	194,671	186,626
Expenses:
Operating	38,170	31,974	133,610	134,245
General and administrative	3,676	4,373	17,482	17,498
Asset impairment expense	400	—	524	—
Total expenses	42,246	36,347	151,616	151,743
Gain on sale of assets	351	684	1,073	2,464
Operating income	7,893	10,366	44,128	37,347
Other expense:
Equity earnings (loss) in unconsolidated affiliate	(177)	407	(502)	883
Interest expense (net of capitalized interest of $78, $47, $1,048 and $291, respectively)	(2,427)	(3,943)	(11,615)	(12,268)
Unrealized gains on investments held for sale		2,079	—	2,079
Income from continuing operations before income taxes	5,289	8,909	32,011	28,041
Provision for income taxes	141	119	593	469
Income from continuing operations	5,148	8,790	31,418	27,572
Discontinued Operations:
Income (loss) from discontinued operations (including asset impairment expense of $621 and $6,353 for the three and twelve months ended December 31, 2013, respectively)	159	—	(3,383)	—
Net Income	$5,307	$8,790	$28,035	$27,572
Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$110	$205	$647	$641
Preferred interest in net income	$5,391	$5,391	$21,564	$21,563
Beneficial conversion feature attributable to Preferred Units	$—	$—	$—	$—
Income (loss) available to limited partners	$(194)	$3,194	$5,824	$5,368

Basic and diluted income (loss) from continuing operations per common unit	$(0.02)	$0.10	$0.39	$0.20
Basic and diluted income (loss) from discontinued operations per common unit	$0.01	$—	$(0.14)	$—
Basic and diluted net income (loss) per common unit	$(0.01)	$0.10	$0.25	$0.20

Weighted average common units outstanding - basic and diluted	22,772	32,835	22,706	25,670

The table below summarizes our financial results by operating segment margin for the three and twelve months ended December 31, 2013 and 2014 (in thousands):

	Three months ended		Twelve months ended		Favorable/(Unfavorable)
Operating Results	December 31,		December 31,		Three Month		Twelve Month
(dollars in thousands)	2013	2014	2013	2014	$	%	$	%
Operating Margin, excluding depreciation and amortization
Crude oil terminalling and storage operating margin	$6,307	$4,052	$27,079	$18,818	(2,255)	(36)%	(8,261)	(31)%
Crude oil pipeline services operating margin	(1,895)	2,684	6,909	10,457	4,579	242%	3,548	51%
Crude oil trucking and producer field services operating margin	3,081	2,805	10,067	7,907	(276)	(9)%	(2,160)	(21)%
Asphalt services operating margin	10,555	11,217	40,968	41,244	662	6%	276	1%
Total operating margin, excluding depreciation and amortization	$18,048	$20,758	$85,023	$78,426	2,710	15%	(6,597)	(8)%

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, unrealized gains on investments held for sale, income taxes, depreciation, amortization, impairment (both from continuing and discontinued operations), non-cash equity-based compensation and other non-cash income or expenses. Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, amortization on the Eagle North pipeline loan and cash tax expense. The use of adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.
The following table presents a reconciliation of adjusted EBITDA and Distributable Cash Flow to net income for the periods shown (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2013	2014	2013	2014
Net income	$5,307	$8,790	$28,035	$27,572
Interest expense	2,427	3,943	11,615	12,268
Unrealized gains on investments held for sale	—	(2,079)	—	(2,079)
Income taxes	141	119	593	469
Depreciation and amortization	6,430	6,703	24,241	26,045
Asset impairment charge	400	—	524	—
Non-cash equity-based compensation	670	690	2,347	2,322
Other non-cash (income) expenses	(102)	—	621	—
Asset impairment charge included in income (loss) from discontinued operations	—	—	5,732	—
Adjusted EBITDA	$15,273	$18,166	$73,708	$66,597
Cash interest expense	(3,268)	(2,276)	(9,644)	(9,085)
Cash tax expense	(83)	14	(419)	(508)
Maintenance capital expenditures, net of reimbursable expenditures	(204)	(1,527)	(13,472)	(5,916)
Eagle North loan amortization	—	—	(521)	—
Distributable Cash Flow	$11,718	$14,377	$49,652	$51,088

Distribution declared (1)	$8,527	$10,179	$33,661	$37,678
Distribution coverage ratio	1.4	1.4	1.5	1.4
_______________
(1) Inclusive of preferred and common unit declared cash distributions

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (in thousands):

Operating Results	Three Months ended December 31,		Twelve Months ended December 31,		Favorable/(Unfavorable)
					Three Months		Twelve Months
(in thousands)	2013	2014	2013	2014	$	%	$	%
Total operating margin, excluding depreciation and amortization	$18,048	$20,758	$85,023	$78,426	2,710	15%	(6,597)	(8)%
Depreciation and amortization on continuing operations	(6,430)	(6,703)	(23,962)	(26,045)	(273)	(4)%	(2,083)	(9)%
General and administrative expenses	(3,676)	(4,373)	(17,482)	(17,498)	(697)	(19)%	(16)	—%
Asset impairment expense	(400)	—	(524)	—	400	100%	524	100%
Gain on sale of assets	351	684	1,073	2,464	333	95%	1,391	130%
Operating income:	$7,893	$10,366	$44,128	$37,347	2,473	31%	(6,781)	(15)%

Investor Conference Call

The Partnership will hold a conference call on Wednesday, March 11, 2015 at 2:00 p.m. CDT (3:00 p.m. EDT) to discuss fourth quarter and full year 2014 results. The conference call can be accessed through the Investors section of the Partnership’s Web site at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International locations may dial-in by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-870-5176 in the U.S. or call 1-858-384-5517 from international locations. The pass code for both is 10062057.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.7 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 900 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 250 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.1 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900